Exhibit 10.5

SUPPLEMENTAL WARRANT AGREEMENT

This SUPPLEMENTAL WARRANT AGREEMENT (this “Agreement”), dated as of February 29, 2012, is made by and between BankUnited, Inc., a Delaware corporation (“Purchaser”), and Herald National Bank, formerly Heritage Bank, N.A., a national banking association (the “Bank”).

RECITALS

WHEREAS, the Bank entered into the Stock Warrant Agreement, dated as of November 24, 2008 (the “Warrant Agreement”), in favor of the persons listed on Exhibit A thereto.

WHEREAS, pursuant to a Merger Agreement, dated as of June 2, 2011, by and between Purchaser and the Bank, as amended (the “Merger Agreement”), a subsidiary of Purchaser will, subject to the terms and conditions of the Merger Agreement, merge with and into the Bank effective as of the date hereof (the “Merger”) under the applicable provisions of the National Bank Act, with the Bank being the surviving bank in the Merger.

NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the parties agree as follows (capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Warrant Agreement):

1.     Assignment and Assumption. Pursuant to Section 12(b) of the Warrant Agreement, Purchaser hereby accepts assignment of all of the Bank’s rights and assumes all of the Bank’s obligations under the Warrant Agreement, which assignment and assumption shall become effective upon the Effective Time (as defined in the Merger Agreement).

2.     Adjustment. Immediately following the Effective Time, each Warrant will continue to have, and be subject to, the same terms and conditions set forth in the Warrant Agreement immediately prior to the Effective Time, except that each outstanding Warrant will be exercisable for shares of Purchaser Common Stock (as defined in the Merger Agreement) and cash in the same proportion that the holders of Bank Common Stock (as defined in the Merger Agreement) receive in the aggregate in the Merger as measured as of the Effective Time.

3.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

4.     Headings. All section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provisions of this Agreement.

5.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the United States applicable to national banks and to the extent not inconsistent therewith, with the laws of the State of New York, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws.

6.     Effective Time. This Agreement shall be effective as of the Effective Time of the Merger.

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IN WITNESS WHEREOF, the parties have executed this Supplemental Warrant Agreement as of the date first above written.

BANKUNITED, INC.

By:	/s/ Douglas J. Pauls
Name: Douglas J. Pauls
Title: CFO

HERALD NATIONAL BANK

By:	/s/ Michael Carleton
Name: Michael Carleton
Title: President

[Signature Page to Supplemental Warrant Agreement]